EXHIBIT 21

Subsidiaries of the Registrant

         The Corporation has five subsidiaries as of January 1, 2000.


                                                                                        Percent
                                                                                        Voting Stock
                                    Jurisdiction of           Shares Owned              Held by
                                    Organization              By Corporation            Corporation
                                    ------------              --------------            -----------


Community Trust Bank, NA              United States           285,000 Common            100%
    Pikeville, Kentucky

Community Trust Bank, FSB             United States               100 Common            100%
    Campbellsville,
    Kentucky

Trust Company of                      United States               500 Common            100%
    Kentucky, NA
    Ashland, Kentucky

Community Trust Funding Corp          Delaware                    100 Common            100%

CTBI Preferred Capital Trust          Delaware                 42,720 Common
                                                               Trust Securities         100%



    All shares of Community Trust Bank, FSB are pledged as collateral on the bank note outstanding to Firstar Bank, Cincinnati, Ohio. This lien was released on January 31, 2000 when the bank note with Firstar Bank was terminated. See note 10 to consolidated financial statements included herein for the year ended December 31, 1999, for additional information.



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